Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 3, 2004 by and between Riddell, Inc., an Illinois corporation, with its principal office located at 3670 North Milwaukee Avenue, Chicago, Illinois 60641 (“Riddell” or the “Company”), and Eric Brenk, residing at 11675 Candy Rose Way, San Diego, CA 92131 (“Executive”).

WHEREAS, Riddell Sports Group, Inc. (“RSG”), Riddell, All American Sports Corporation, Equilink Licensing, LLC, Ridmark Corporation, RHC Licensing, LLC, MacMark Corporation and Proacq. Corp. and other direct or indirect subsidiaries of RSG (collectively, the “Riddell Entities”) are engaged in the business of the design, reconditioning and direct sale of football and baseball helmets, shoulder pads, practice wear, uniforms and other protective equipment to teams and educational institutions and the business of the design, marketing and distribution of sports collectible items (together, the “Business”);

WHEREAS, the operations of the Company and its affiliates are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Operating Officer and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Employment. Except for earlier termination as provided in Section 8 hereof, Executive’s employment under this Agreement shall be for a one year term (the “Employment Term”) commencing on May 3, 2004 (the “Commencement Date”) and ending one year thereafter (the “Expiration Date”). Only a written extension signed by Executive and the Chief Executive Officer of the Company shall act to extend the term hereof.

2. Position.

(a) Executive shall serve as Chief Operating Officer of the Company and, if so elected or appointed from time to time, Executive shall also serve (without additional compensation) as Chief Operating Officer of any or all of the other Riddell Entities. Executive shall report directly to the Chief Executive Officer of the Company.

(b) Executive shall perform such duties and responsibilities on behalf of the Company and the other Riddell Entities as shall be assigned to him from time to time by the board of directors of the Company (the “Board”), or its designees, including the Chief Executive Officer.

(c) During the Employment Term, Executive shall devote all of his business time and efforts to the performance of his duties hereunder; provided, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal interests and to serve on civic or charitable boards or committees, and subject to the next sentence, to serve on corporate boards of directors of other companies controlled by affiliates of Fenway Partners, Inc. Executive may serve on such corporate boards of directors only if such service is approved in advance by the Board in writing (which approval may be withdrawn at any time), provided, that in no event shall Executive serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

(d) During the Employment Term, subject to the prior approval of the Chief Executive Officer, Executive may hire such purchasing personnel and other members of an operations staff as he determines, in the exercise of reasonable discretion, to be beneficial to the Business.

3. Location. Executive shall work at Riddell’s principal executive offices located in Chicago, Illinois and such other locations as directed by the Board or its designees, including the Chief Executive Officer; provided, that Executive shall not be required to work at a location away from his primary residence for more than four days each week.

4. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $250,000 (“Base Salary”). Base Salary shall be payable in accordance with the usual payroll practices of the Company, applicable to its executives, but no less frequently than semi-monthly.

5. Incentive Compensation.

(a) Bonus. If Executive is still employed on the last business day prior to the Expiration Date, then Executive shall receive a cash bonus equal to $250,000 (the “Bonus”).

(b) Equity. Executive shall be entitled to receive 450,000 Class B Common Units (“Class B Units”) under and subject to the terms and conditions of the 2003 Equity Incentive Plan of Riddell Holdings, LLC (“Holdings”), substantially in the form of the Class B Unit Certificate attached hereto as Exhibit A. The Class B Unit Certificate shall provide for (1) 50% vesting upon achievement of performance hurdles to be agreed upon in writing by the Chief Executive Officer of the Company and Executive and 50% vesting upon change of control in which Fenway Partners, Inc. and its affiliates realize a 20% IRR on all capital invested in Holdings or any of its direct and indirect subsidiaries, (2) Class B Units to be held by Executive until change of control occurs at which point the Class B Units would be entitled to distributions of any change of control proceeds in accordance with the LLC Agreement of Holdings upon Executive’s execution and delivery of a release of claims and other satisfactory documentation and (3) other terms and conditions generally applicable to holders of Class B Units; provided, Executive remains employed by the Company through the Expiration Date.

6. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites (“Benefits”) generally maintained by the Company from time to time for the benefit of executives of the Company of a comparable level, in each case in accordance with their respective terms as in effect from time to time.

(b) During the Employment Term, Executive shall be entitled to four weeks of vacation and normal scheduled holidays, in each case in accordance with the Company’s policies and practices in effect from time to time. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company to its executives.

7. Expenses.

(a) Apartment. The Company shall pay for a furnished apartment in the Chicago metropolitan area, including weekly cleaning service and parking, for use by Executive during the Employment Term with a total monthly cost not to exceed $2,500.

(b) Automobile. The Company shall reimburse Executive for the reasonable costs of shipping Executive’s passenger automobile from his primary residence to Chicago, Illinois and back to his primary residence at the beginning and end of the Employment Term, respectively, and the reasonable costs of insuring such automobile during the Employment Term upon receipt of reasonable documentation of such costs. Executive shall endeavor to choose the less costly of the two alternatives.

(c) Air Travel. The Company shall reimburse Executive for his reasonable out-of-pocket costs for weekly round-trip airfare, coach rate, on either American Airlines or United Airlines, to Chicago, Illinois during the Employment Term, upon receipt of reasonable documentation of the payment of such airfare; provided, that Executive has used reasonable measures to minimize the cost of such airfare, including without limitation booking air travel as far in advance as practicable and utilizing frequent flier program miles earned on prior Company-related travel.

(d) Business Expenses. The Company shall reimburse Executive for the reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder which are not the subject of paragraphs (a), (b) and (c) of this Section 7, in accordance with the Company’s policies and practices in effect from time to time.

8. Termination.

(a) The employment of Executive and the Employment Term shall terminate on the Expiration Date or, if earlier, upon the date (the “Termination Date”) that is the earliest to occur of any of the following events:

(i)	the death of Executive;

(ii)	the termination of Executive’s employment by the Company due to Executive’s Disability (as defined in Exhibit B) pursuant to Section 8(b) hereof;

(iii)	the termination of Executive’s employment by Executive for Good Reason (as defined in Exhibit B) pursuant to Section 8(c) hereof;

(iv)	the termination of Executive’s employment by the Company for Cause (as defined in Exhibit B) pursuant to Section 8(d) hereof; or

(v)	the termination of Executive’s employment by Executive without Good Reason or the Company’s termination of the Executive’s employment without Cause in each case, upon prior written notice in accordance with Section 8(e) hereof.

In the event of the Executive’s termination of employment hereunder, the rights and obligations of the parties shall be determined pursuant to this Agreement.

(b) Disability. If Executive incurs a Disability, the Company may terminate Executive’s employment for Disability upon ten (10) days written notice at any time thereafter during such three (3) month period while Executive is unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such ten (10) day period.

(c) Termination for Good Reason. A “Termination for Good Reason” means a termination by Executive by written notice given within thirty (30) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. Executive shall set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason, and the failure to do so shall waive any right of Executive hereunder and preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. A “Notice of Termination for Good Reason” shall mean a written notice that shall indicate the specific Good Reason event relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than forty-five (45) days after the date such Notice of Termination for Good Reason is given.

(d) Cause. Subject to the notification provisions of this Section 8(d), Executive’s employment hereunder may be terminated by the Company for Cause. A “Notice of Termination for Cause” shall mean a notice that shall indicate the specific termination provision in paragraph (a) of Exhibit B relied upon and shall set forth in reasonable detail the facts and circumstances, which provide for a basis for the termination for Cause. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination for Cause. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(e) Voluntary Termination by Executive Without Good Reason; Termination Without Cause. The Executive may terminate employment with the Company and the other Riddell Entities during the Employment Term without Good Reason upon ninety (90) days’ prior written notice to the Company. The Company may terminate the Executive’s employment with the Company and the other Riddell Entities without Cause during the Employment Term upon thirty (30) days’ prior written notice to the Executive.

9. Consequences of Termination of Employment.

(a) If Executive’s employment and the Employment Term are terminated (i) by reason of Executive’s death or Disability, (ii) by Executive without Good Reason or (iii) by the Company for Cause, the employment period under this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement except that Executive (or his legal representatives) shall be entitled to receipt of: (i) payment of any Base Salary earned but unpaid through the Termination

Date, any accrued but unused vacation pay payable pursuant to the Company’s policies through the Termination Date, and any unreimbursed business expenses payable pursuant to Section 7 (which, amounts shall, in the event of Executive’s death, be promptly paid in a lump sum to Executive’s estate); and (ii) payment of any other amounts or benefits owing (other than unused vacation pay) to Executive through the Termination Date under the then applicable employee benefit plans, equity plans, other benefit arrangements and programs of the Company which shall be paid in accordance with such plans and programs (“Accrued Benefits”). Notwithstanding the foregoing, in the case of Executive’s termination as a result of death or Disability, in addition to the foregoing, Executive or his estate (A) shall be paid the prorated portion of the Bonus (based on the number of days during the Employment Term that Executive was employed), (B) shall be paid Base Salary from the Termination Date to the latter of (i) the Expiration Date and (ii) the date ending sixty (60) days after the Termination Date and Executive (or surviving spouse and other eligible dependents) and (C) shall continue to receive benefits under the Company’s group medical and dental plans during such period.

(b) Termination by Executive for Good Reason; Company without Cause, or At Expiration Date. If Executive’s employment and the Employment Term are terminated (i) by Executive for Good Reason, (ii) by the Company without Cause, (iii) or as a result of the arrival of the Expiration Date pursuant to Section 1 hereof, Executive shall, subject to Section 10 hereof, be entitled to receive: (A) payment of any unpaid amount of the Base Salary, (B) payment of the Bonus, (C) payment of any accrued but unused vacation pay payable pursuant to the Company’s policies through the Termination Date and any unreimbursed business expenses payable pursuant to Section 7, (D)

payment of any Accrued Benefits and (E) continued participation under the then applicable medical and dental plans, consistent with the terms thereof, with all such benefits to be paid or provided in accordance with the terms of such plans, during the period beginning on the Termination Date and ending on the earlier of (1) the date that Executive commences other employment or (2) the one year anniversary of the Termination Date.

10. Mitigation; Set-Off.

(a) In the event of any termination of employment under Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement.

(b) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 9(b) hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of claims under this Agreement in the form attached hereto as Exhibit C.

(c) Upon any termination of employment, Executive agrees that he shall resign from any and all positions as an officer or director of any of the Riddell Entities and any affiliate thereof and as a fiduciary of any benefit plan of any of the foregoing.

11. Confidential Information, Non-Competition and Non-Solicitation of the Company.

(a) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and the other Riddell Entities and create relationships of trust and confidence with customers, suppliers and other persons dealing with the Company and the other Riddell Entities and the Company and the other Riddell Entities will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationships in a manner prohibited hereby and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and the other Riddell Entities to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

(b) Executive acknowledges that the Company’s and the other Riddell Entities’ relationships with their customers have been developed after the expenditure of considerable resources and have been cultivated over a long period of time and represent long-term relationships with the Company and the other Riddell Entities and that Executive would not have had contact with such customers but for his employment by the Company.

(c) Executive acknowledges that the retention of nonclerical employees employed by the Company and the other Riddell Entities in which the Company and the other Riddell Entities have invested training and depend on for the operation of the Business is important to the Business of the Company and the other Riddell Entities, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and the other Riddell Entities to be protected from Executive’s Solicitation of such employees as set forth below.

(d) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and the other Riddell Entities and that part of the compensation paid under this Agreement and the agreement to pay the unpaid Base Salary and the Bonus in certain instances is in consideration for the agreements in this Section 11.

(e) “Competition” shall mean selling any of the same or similar products and/or services sold by the Company and the other Riddell Entities in the Business to customers of the Company and the other Riddell Entities, or calling or otherwise contacting any customer or using any customer list of the Company and the other Riddell Entities, or participating, managing, or overseeing the operations of, directly or indirectly, as an individual proprietor, partner, member, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever within the United States and in any country where the Company or the other Riddell Entities do Business in a business selling such products and/or services to such customers; provided, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

(f) “Solicitation” shall mean: hiring, recruiting, soliciting, contacting or inducing of any nonclerical employee or employees of the Company or the other Riddell Entities to terminate their employment with, or otherwise cease their relationship with, the Company or the other Riddell Entities or hiring or assisting another person or entity, or encouraging such other person or entity to, contact or to hire any nonclerical employee of the Company or the other Riddell Entities or any person who within six (6) months before had been a nonclerical employee of the Company or the other Riddell Entities and were recruited or solicited for such employment or other retention while an employee of the Company or the other Riddell Entities, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

(g) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 11 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

(h) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and the other Riddell Entities all secret or confidential information, proprietary knowledge or proprietary data relating to the Company and the other Riddell Entities (“Confidential Information”), and their respective businesses, including any Confidential Information as to customers of the Company and the other Riddell Entities, (i) obtained by Executive during his employment by the Company and the other Riddell Entities and (ii) not otherwise publicly known or known within the applicable industry. Executive shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and its affiliates, agents, representative, and those designated by it unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter in any action or proceeding not commenced by Executive. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall, at the Company’s expense, cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(i) Upon termination of his employment with the Company or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, a Subsidiary, Executive or a third party) relating to the Company, a Subsidiary or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment.

(j) During the Employment Term and for two (2) years following a termination of Executive’s employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or the arrival of the Expiration Date, Executive will not engage in Solicitation.

(k) During the Employment Term and for two (2) years following Executive’s termination of employment, Executive will not enter into Competition with the Company or the other Riddell Entities.

(l) In the event of a breach or potential breach of this Section 11, Executive acknowledges that the Company, the other Riddell Entities and other affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agrees that the Company, the other Riddell Entities and other affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 11 enforced (without the requirement of posting a bond). It is hereby acknowledged that the provisions of this Section 11 are for the benefit of the Company and all of the other Riddell Entities and other affiliates and each such entity may enforce the provisions of this Section 11 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

12. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed and Executive is successful with regard to a material portion of his claim, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws. The Circuit Court for the State of Illinois sitting in Cook County and the United States District Court for the Northern District, Eastern Division shall have exclusive jurisdiction over the parties (and the subject matter) in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to or in connection with this Agreement. In any such action or proceeding the parties waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail, in accordance with Section 13(f).

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantial all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e) Successors; Binding Agreement; Third Party Beneficiaries; Joint and Several Liability. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. In the event of Executive’s death while receiving amounts payable pursuant to Section 9(b) hereof, any remaining amounts shall be paid to Executive’s estate.

(f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, or to such other address as any party may have furnished to the other in writing in accordance herewith, provided that all notices to the Company shall be directed to the attention of the General Counsel and Secretary of the Company and that a copy of all notices to the Company shall be delivered to Ropes & Gray LLP, One International Place, Boston, MA 02110, Attention: Lauren I. Norton and to Riddell Holdings, LLC, c/o Fenway Partners, Inc., 152 West 57th Street, New York, New York 10019, Attention: Richard C. Dresdale. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction. Executive further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or other person or entity. Executive represents and warrants to the Company that, as of the date hereof, there is not and has not been any breach of any prior employment related agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

RIDDELL, INC.

By:	/s/ William Sherman
Name:	William Sherman
Title:	CEO

/s/ Eric Brenk
Eric Brenk

Exhibit A

Form of Class B Unit

[See Attached]

Exhibit B

(a)	Cause. For purposes of this Agreement, the term “Cause” shall be limited to: (i) Executive’s refusal or willful failure to substantially perform his duties within five (5) business days after a written demand for performance is delivered to Executive by the Board which identifies the manner in which it is believed that Executive has failed to perform his duties hereunder; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or its affiliates which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Board in its reasonable judgment; (iii) Executive’s conviction of, or pleading nolo contendere to, (A) a felony or any crime involving fraud or material dishonesty or (B) any felony or crime involving moral turpitude that might be reasonably expected to adversely effect the Company or the other Riddell Entities or Holdings or any of its subsidiaries; (iv) Executive’s refusal or willful failure to follow a lawful, written direction of the Board or its designee, or the President and Chief Executive Officer within the scope of Executive’s duties hereunder within three (3) days after written notice has been given to Executive by the Board or the President and Chief Executive Officer that failure to follow the direction will be grounds for termination for Cause; (v) Executive’s theft, fraud, breach of a fiduciary duty owed to the Company or its affiliates, including but not limited to any breach or violation of Section 11 hereof or any material act of dishonesty related to the Business or Holdings or any of its subsidiaries; (vi) the representations or warranties in Section 13(k) hereof prove false in a material respect; or (vii) Executive’s breach of a material provision of this Agreement unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach. No act or failure to act by Executive shall be deemed “willful” if done or omitted to be done by Executive in good faith and in the reasonable belief that such action or omission was in the best interest of the Company, the other Riddell Entities, Holdings and its subsidiaries and/or permitted or required by applicable law.

(b)	Disability. For purposes of this Agreement, “Disability” shall mean by reason of the same or related physical or mental illness or incapacity, Executive is unable to substantially carry out his duties pursuant to this Agreement for more than twenty (20) days in any three (3) month period.

(c)	Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s express written consent of any of the following circumstances: (i) a material breach by the Company of any provision of this Agreement, including, but not limited to, failure to pay Base Salary, bonus or any other compensation or benefits when due, provided such breach is not cured by the Company within fifteen (15) days after receipt of Executive’s written notification to the Company of such breach; or (ii) a material adverse reduction in Executive’s positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive’s employment for Cause or Disability or as a result of the Executive’s death or temporarily as a result of the Executive’s illness or other absence).

Exhibit C

FORM OF WAIVER AND GENERAL RELEASE

To:	Riddell, Inc.
3670 North Milwaukee Avenue
Chicago, Illinois 60641

1. In consideration for the payments and/or other benefits or agreements to be provided me pursuant to Section              of the Employment Agreement dated                      between Riddell, Inc. (the “Company”) and me (the “Employment Agreement”), I, for myself and for my heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company, its parent, and any and all of its subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, shareholders, trustees, agents, partners and members, and employees (hereinafter referred to as the “Entities and Persons”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have, or may have against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Waiver and General Release with regard to my employment under the Employment Agreement and the termination of my employment and the termination of said agreement.

2. Notwithstanding the foregoing, the foregoing release shall not cover: (a) rights of indemnification I currently have under the Company’s Certificate of Incorporation, By-laws, insurance policies or otherwise with regard to my service as an officer of the Company or (b) the payments and/or other benefits or agreements specified in the first numbered paragraph above.

3. I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 1 above. In addition to the foregoing, except as otherwise prohibited by law, I represent and warrant that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder. If, notwithstanding the foregoing promises, I or any Releasors sue or commence a proceeding, I shall be required to first repay all monies and property paid to me by the Company and the Entities and Persons pursuant to Section 9 of the Employment Agreement before taking such action.

4. The interpretation of this Waiver and General Release will be governed by the laws of the State of Illinois without reference to principles of conflict of laws. In the event any provision of this Waiver and General Release shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Waiver and General Release.

5. Except as provided in the following sentence, any dispute that may arise under or in connection with this Waiver and General Release or the enforcement of this Waiver and General Release shall be resolved solely and exclusively through binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association.

Nothing in this paragraph shall prevent any party from commencing an action in either a state or U.S. federal district court in Illinois to enforce the provisions of this paragraph or to seek interim judicial relief pending arbitration; and, in connection therewith, each party consents to the exercise of personal jurisdiction by either of said courts.

6. This Waiver and General Release is not intended, and shall not be construed, as an admission that the Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

7. I acknowledge that I have been advised by the Company to consult an attorney before signing this Waiver and General Release and that I have executed this Waiver and General Release after having had the opportunity to consult with an attorney of my choice.

8. I further acknowledge that I have read this Waiver and General Release and the Letter Agreement in full, have had twenty-one (21) days to consider the terms of this Waiver and General Release, that I fully understand the terms, and that I have knowingly and voluntarily assented to all the terms and conditions contained herein.

9. I further acknowledge that after executing the Waiver and General Release I have seven (7) days to revoke it by delivery of a Notice of Revocation via Federal Express to                          to the attention of                                  prior to the eighth (8th) day after execution and delivery by me of the Waiver and General Release. I understand that if so revoked by me, the Company’s obligations under this Waiver and General Release and its payment and other obligations under Section 8 of the Employment Agreement are null and void.

10. I understand that this Waiver and General Release, together with the Employment Agreement, constitute the complete understanding between the Company and me and that no other promises or agreements shall be binding unless in writing and signed by both the Company and me.

Signature:	Dated:
Witness:	Dated: